Exhibit 23(i)

CONSENT OF INDEPENDENT AUDITORS

As independent auditors, we hereby consent to the inclusion in this Post-Effective Amendment No. 1 to Form SB-2 “Registration Statement under the Securities Act of 1933” of the Registrant, Pilot Financial, Inc. (f/k/a R J Lending, Inc.) (the “Registrant”) of our report relating to the audited financial statements of the Registrant and its predecessor limited liability company, R & J Warehouse Lending, LLC, as of December 31, 2002 and 2001 and the years then ended. We also consent to the use of our name in the described Registration Statement, including, without limitation, the reference to us made in the Prospectus section captioned “EXPERTS”.

/s/ Bobbitt Pittenger & Company, P.A.

BOBBITT PITTENGER & COMPANY, P.A. Certified Public Accountants

December 19, 2003